PROSPECTUS	Pricing Supplement No. 4277
Dated May 17, 2005	Dated December 28, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date:	December 28, 2005

Settlement Date (Original Issue Date):	December 30, 2005

Maturity Date:	December 29, 2006

Principal Amount:	U.S.$ 600,000,000

Price to Public (Issue Price):	100.00%

Agent's Commission:	0.00%

All-in Price:	100.00%

Accrued Interest:	None

Net Proceeds to Issuer:	U.S.$ 600,000,000

Interest Rate Basis:	LIBOR, as determined by LIBOR Telerate

Index Currency:	U.S. Dollars

Spread (Plus or Minus)	Minus 0.04%

Index Maturity:	One Month

Interest Payment Period:	Monthly

Interest Payment Dates:	January 30, 2006, February 28, 2006, March 30, 2006, April 30, 2006, May
30, 2006, June 30, 2006, July 30, 2006, August 30, 2006, September 30, 2006,
October 30, 2006, November 30, 2006 and December 29, 2006

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue
Date based on one month USD LIBOR minus 0.04%

Interest Reset Periods and Dates:	Monthly on each Interest Payment Date

Interest Determination Dates:	Monthly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Redemption Dates:	None

Put Dates:	None

Settlement:	DTC

CUSIP:	36962GU36

(Floating Rate)
Page 2 Pricing Supplement No. 4277 Dated December 28, 2005 Rule 424(b)(3)-Registration Statement No. 333-123085
Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

		Year Ended December 31,
					Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005

	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

GE Capital Markets, Inc. is acting as Agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.00% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.